Exhibit 99.1

HERSHEY ANNOUNCES SECOND QUARTER RESULTS

•	Earnings per share-diluted from operations $0.35

•	Second half profile reflects increasing investment in consumer and customer programs and continued dairy cost pressures

•	Full year 2007 organic net sales to increase low-single digits, earnings per share-diluted from operations expected to decline mid-single digits

HERSHEY, Pa., July 19, 2007 — The Hershey Company (NYSE: HSY) today announced sales and earnings for the second quarter ended July 1, 2007. Consolidated net sales were $1,051,916,000 compared with $1,051,912,000 for the second quarter of 2006. Net income for the second quarter of 2007 was $3,554,000 or $0.01 per share-diluted, compared with $97,897,000, or $0.41 per share-diluted, for the comparable period of 2006.

For the second quarters of 2007 and 2006, these results, prepared in accordance with generally accepted accounting principles (“GAAP”), include net pre-tax charges of $124.4 million and $2.6 million, or $0.34 and $0.01 per share, respectively. The 2007 charges are associated with the Global Supply Chain Transformation plan announced in February, while the 2006 charges primarily relate to the completed business realignment initiatives announced in July 2005.  Net income from operations, which excludes the net charges for the second quarters of 2007 and 2006, was $81,671,000 or $0.35 per share-diluted in 2007, compared with $99,707,000 or $0.42 per share-diluted in 2006.

Second Quarter Performance

"Results for the second quarter were in-line with the expectations that were communicated in May," said Richard H. Lenny, Chairman, President and Chief Executive Officer. “Higher dairy prices and a slower than expected improvement in the U.S. business adversely impacted results for the second quarter.  Focused investment behind Reese’s, Hershey’s, and Kisses delivered a 4 percent gain in retail takeaway on these brands. In addition, retail sales of dark and premium chocolate, behind stronger programming, achieved sequentially higher growth. However, this performance was more than offset by lower velocities of some previously introduced new items and heightened competitive activity within the refreshment segment.  As a result, total retail takeaway was down slightly, 0.4 percent, for the quarter.”

First Half Results and Outlook

For the first six months of 2007, consolidated net sales were $2,205,025,000, compared with $2,191,419,000 for the first six months of 2006.  Reported net income for the first six months of 2007 was $97,027,000 or $0.42 per share-diluted, compared with $220,368,000, or $0.91 per share-diluted, for the first six months of 2006.  For the first six months of 2007 and 2006, these results, prepared in accordance with GAAP, include net pre-tax charges of $164.8 million and $4.4 million, or $0.44 and $0.01 per share, respectively.  The 2007 charges are associated with the Global Supply Chain Transformation plan announced in February, while the 2006 charges primarily relate to the completed business realignment initiatives announced in July 2005.

Net income from operations, which excludes the net charges for the first six months of 2007 and 2006, was $200,457,000, or $0.86 per share-diluted, compared with $223,393,000 or $0.92 per share-diluted in 2006, a decrease of 7 percent in earnings per share-diluted.

“Hershey’s results during the first half did not meet expectations.  Focused investment behind our core brands has proven to be beneficial.  However, new product innovation must become more sustainable.  We fully intend to address this through accelerated close-in core brand innovation and new product platforms, primarily within dark and premium chocolate,” Lenny stated.

“Solid progress was made on Hershey’s strategic initiatives.  The Global Supply Chain Transformation is on track.  Announcements regarding facility rationalizations have been made while maintaining strong productivity and service levels. Construction is well underway at the new manufacturing facility in Monterrey, Mexico with phased-in production expected to begin by mid-2008.  In emerging markets, the government of India approved our joint venture proposal to establish the Godrej Hershey Foods and Beverages Company.  The business is now up and running and we expect this to be a major contributor to Hershey’s growth over the long term.  In China, our manufacturing joint venture with Lotte is on schedule with production having begun.

“As we look to the second half of the year, our goal is to ensure the long-term vitality of Hershey’s brand franchises and expand our global footprint.  As such, we’ll continue to invest accordingly.  To deliver this goal we’re significantly increasing total consumer and customer investment.  This spending will support strong seasonal programming, new products such as Reese’s Whipps, and higher levels of retail coverage.  In key global markets we’re developing the appropriate product portfolios and routes-to-market.

“For the second half, we expect sequential improvement in organic net sales that will result in full year 2007 growth in the low-single digit range.  Higher dairy costs will continue to pressure margins for the balance of the year, and combined with our commitment to brand investment, will result in a mid-single digit decline in earnings per share-diluted from operations for 2007. We are taking the appropriate steps to ensure that Hershey enters 2008 with a strong foundation both in the U.S. and within key global markets that represent attractive long-term potential,” Lenny concluded.

Note: In this earnings release, Hershey has provided income measures excluding certain items described above, in addition to net income determined in accordance with GAAP. These non-GAAP financial measures, as shown in the attached pro forma summary of consolidated statements of income, are used in evaluating results of operations for internal purposes. These non-GAAP measures are not intended to replace the presentation of financial results in accordance with GAAP. Rather, the Company believes exclusion of such items provides additional information to investors to facilitate the comparison of past and present operations. The aforementioned items relate to the Global Supply Chain Transformation plan announced in February 2007 and the 2005 business realignment initiatives recorded in 2005 and 2006.  The Global Supply Chain Transformation plan will result in pre-tax charges and non-recurring project implementation costs of $525 million - $575 million. Total charges include project management and start-up costs of approximately $50 million. In 2007, the Company expects to record GAAP charges of about $270 million - $300 million, or $0.75 - $0.84 per share-diluted. Below is a reconciliation of GAAP and non-GAAP items to the Company’s earnings per share-diluted outlook:

	2006	2007

Reported / Expected EPS-Diluted	$2.34	$1.41 - $1.50

Total Business Realignment Charges	$0.03	$0.75 - $0.84

EPS-Diluted from Operations*	$2.37

Expected EPS-Diluted from Operations*		$2.25

*From operations, excluding business realignment and one-time costs.

Live Web Cast

As previously announced, the Company will hold a conference call with analysts today at 8:30 a.m. Eastern Time. The conference call will be web cast live via Hershey’s corporate website www.hersheys.com. Please go to the Investor Relations section of the website for further details.

Safe Harbor Statement

This release contains statements which are forward-looking. These statements are made based upon current expectations which are subject to risk and uncertainty. Actual results may differ materially from those contained in the forward-looking statements. Factors which could cause results to differ materially include, but are not limited to: our ability to implement and generate expected ongoing annual savings from the initiatives to transform our supply chain and advance our value-enhancing strategy; changes in raw material and other costs and selling price increases; our ability to execute our supply chain transformation within the anticipated timeframe in accordance with our cost estimates; the impact of future developments related to the product recall and temporary plant closure in Canada in the fourth quarter of 2006, including our ability to recover costs we incurred for the recall and plant closure from responsible third-parties; pension cost factors, such as actuarial assumptions, market performance and employee retirement decisions; changes in our stock price, and resulting impacts on our expenses for incentive compensation, stock options and certain employee benefits; market demand for our new and existing products; changes in our business environment, including actions of competitors and changes in consumer preferences; changes in governmental laws and regulations, including taxes; risks and uncertainties related to our international operations; and such other matters as discussed in our Annual Report on Form 10-K for 2006.

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Financial Contact:	Mark Pogharian	717-534-7556
Media Contact:	Kirk Saville	717-534-7641

The Hershey Company
Summary of Consolidated Statements of Income
for the periods ended July 1, 2007 and July 2, 2006
(in thousands except per share amounts)

	Second Quarter		Six Months

	2007	2006	2007	2006

Net Sales	$1,051,916	$1,051,912	$2,205,025	$2,191,419

Costs and Expenses:
Cost of Sales	722,478	644,077	1,461,556	1,351,442
Selling, Marketing and Administrative	216,870	221,478	433,303	438,272
Business Realignment Charge, net	79,728	4,240	107,273	7,571

Total Costs and Expenses	1,019,076	869,795	2,002,132	1,797,285

Income Before Interest and Income Taxes (EBIT)	32,840	182,117	202,893	394,134
Interest Expense, net	29,213	27,490	57,468	52,693

Income Before Income Taxes	3,627	154,627	145,425	341,441
Provision for Income Taxes	73	56,730	48,398	121,073

Net Income	$3,554	$97,897	$97,027	$220,368

Net Income Per Share - Basic - Common	$0.02	$0.42	$0.43	$0.95
- Basic - Class B	$0.01	$0.38	$0.39	$0.86
- Diluted - Common	$0.01	$0.41	$0.42	$0.91

Shares Outstanding - Basic - Common	168,309	175,779	169,078	177,344
- Basic - Class B	60,815	60,817	60,815	60,818
- Diluted	231,963	240,124	232,841	241,644

Key Margins:
Gross Margin	31.3%	38.8%	33.7%	38.3%
EBIT Margin	3.1%	17.3%	9.2%	18.0%
Net Margin	0.3%	9.3%	4.4%	10.1%

The Hershey Company
Pro Forma Summary of Consolidated Statements of Income
for the periods ended July 1, 2007 and July 2, 2006
(in thousands except per share amounts)

	Second Quarter			Six Months

	2007		2006	2007		2006

Net Sales	$1,051,916		$1,051,912	$2,205,025		$2,191,419

Costs and Expenses:
Cost of Sales	681,171	(a)	645,677 (d)	1,410,390	(a)	1,354,641 (d)
Selling, Marketing and Administrative	213,523	(b)	221,478	426,970	(b)	438,272
Business Realignment Charge, net	---	(c)	--- (e)	---	(c)	--- (e)

Total Costs and Expenses	894,694		867,155	1,837,360		1,792,913

Income Before Interest and Income Taxes (EBIT)	157,222		184,757	367,665		398,506
Interest Expense, net	29,213		27,490	57,468		52,693

Income Before Income Taxes	128,009		157,267	310,197		345,813
Provision for Income Taxes	46,338		57,560	109,740		122,420

Net Income	$81,671		$99,707	$200,457		$223,393

Net Income Per Share - Basic - Common	$0.37		$0.43	$0.90		$0.96
- Basic - Class B	$0.33		$0.39	$0.80		$0.87
- Diluted - Common	$0.35		$0.42	$0.86		$0.92

Shares Outstanding - Basic - Common	168,309		175,779	169,078		177,344
- Basic - Class B	60,815		60,817	60,815		60,818
- Diluted	231,963		240,124	232,841		241,644

Key Margins:
Adjusted Gross Margin	35.2%		38.6%	36.0%		38.2%
Adjusted EBIT Margin	14.9%		17.6%	16.7%		18.2%
Adjusted Net Margin	7.8%		9.5%	9.1%		10.2%

(a)   Excludes business realignment charge of $41.3 million pre-tax or $26.3 million after-tax for the second quarter and $51.2 million pre-tax or $32.5 million after-tax for the six months.
(b)   Excludes business realignment charge of $3.4 million pre-tax or $2.1 million after-tax for the second quarter and $6.3 million pre-tax or $3.9 million after-tax for the six months.
(c)   Excludes business realignment charge of $79.7 million pre-tax or $49.7 million after-tax for the second quarter and $107.3 million pre-tax or $67.0 million after-tax for the six months.
(d)   Excludes business realignment credit of $(1.6) million pre-tax or $(1.0) million after-tax for the second quarter and $(3.2) million pre-tax or $(2.0) million after-tax for the six months.
(e)   Excludes business realignment charge of $4.2 million pre-tax or $2.8 million after-tax for the second quarter and $7.6 million pre-tax or $5.0 million after-tax for the six months.

The Hershey Company
Consolidated Balance Sheets
as of July 1, 2007 and December 31, 2006
(in thousands of dollars)

Assets	2007	2006

Cash and Cash Equivalents	$38,822	$97,141
Accounts Receivable - Trade (Net)	378,178	522,673
Deferred Income Taxes	55,976	61,360
Inventories	813,836	648,820
Prepaid Expenses and Other	138,828	87,818

Total Current Assets	1,425,640	1,417,812

Net Plant and Property	1,588,163	1,651,300
Goodwill	508,849	501,955
Other Intangibles	234,549	140,314
Other Assets	510,035	446,184

Total Assets	$4,267,236	$4,157,565

Liabilities, Minority Interest and Stockholders' Equity

Loans Payable	$926,189	$843,998
Accounts Payable	248,099	155,517
Accrued Liabilities	426,873	454,023
Taxes Payable	56	---

Total Current Liabilities	1,601,217	1,453,538

Long-Term Debt	1,287,246	1,248,128
Other Long-Term Liabilities	590,144	486,473
Deferred Income Taxes	200,950	286,003

Total Liabilities	3,679,557	3,474,142

Minority Interest	16,378	---

Total Stockholders' Equity	571,301	683,423

Total Liabilities, Minority Interest and Stockholders' Equity	$4,267,236	$4,157,565